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                                                                   EXHIBIT 99.4

                                   CD&L, INC.

                             SHARES OF COMMON STOCK

                           OFFERED PURSUANT TO RIGHTS
         DISTRIBUTED TO HOLDERS OF RECORD OF COMMON STOCK OF CD&L, INC.

                                        , 2004

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

   This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by CD&L, Inc., or CD&L, of subscription rights distributed to all holders of record of shares of CD&L's common stock, par value $.001 per share, options to purchase common stock (the "options") and certain convertible notes (the
"notes") at the close of business on        , 2004, the record date, to
subscribe for and purchase shares of its common stock. The subscription rights
are described in CD&L's prospectus dated      , 2004, which accompanies this
letter.

   In the rights offering, CD&L is offering an aggregate of 2,784,578 shares of common stock, as described in the prospectus.

   The subscription rights will expire, if not exercised, at 5:00 p.m., New
York City time, on        , 2004, unless extended by CD&L in its sole
discretion. This time, as it may be extended, is referred to as the "expiration time." CD&L may, in its sole discretion, terminate the rights offering at any time before the expiration time.

   As described in the prospectus, holders of record of our common stock on the record date will receive .25 subscription rights for each share of common stock that they owned of record or were entitled to receive upon exercise of the options and conversion of the notes at the close of business on the record date. Each whole subscription right distributed with respect to shares of our common stock that you or your nominee held of record on the record date for the beneficial owners thereof will entitle the beneficial owners to purchase one share of common stock at the subscription price of $1.016 per share, or effectively 25 shares of common stock for every 100 shares of common stock that you or your nominee held of record or were entitled to receive upon exercise of the options and conversion of the notes at the close of business on the record date. This is the "basic subscription privilege."

   Each holder or beneficial owner of subscription rights who exercises his basic subscription privilege in full may also subscribe at the same subscription price for additional shares of common stock that other stockholders have not purchased under their basic subscription privilege, up to a maximum of one times such holder or owner's basic subscription privilege. This is the "oversubscription privilege." For example, if the basic subscription privilege entitled you to purchase 100 shares of common stock, you could subscribe for up to 100 additional shares of common stock under the oversubscription privilege. If there are not enough shares available to fill all such subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has elected to purchase under the oversubscription privilege. CD&L will not allocate to a subscriber more than the number of shares that the subscriber has actually subscribed and paid for, and no subscriber will be entitled to purchase under his oversubscription privilege more than one times his basic subscription privilege. An election to exercise the oversubscription privilege may only be made at the time the corresponding basic subscription privilege is exercised in full.

   The subscription rights are evidenced by non-transferable rights certificates registered in your name or the name of your nominee. Each beneficial owner of shares of common stock registered in your name or the name of your nominee is entitled to .25 subscription rights for each share of common stock owned by such beneficial owner or issuable to such beneficial owner upon exercise of the options and conversion of the notes at the close of business on the record date.

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   Enclosed are copies of the following documents:

     1.   Prospectus;

     2.   Instructions as to Use of Subscription Rights Certificates;

     3. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

     4.   Beneficial Owner Election Form;

     5.   Notice of Guaranteed Delivery for Rights Certificates;

     6.   Nominee Holder Certification;

     7. Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9; and

     8. A return envelope addressed to American Stock Transfer & Trust Company, the subscription agent.

   We are asking you to contact those of your clients for whose accounts you hold shares of common stock registered in your name or the name of your nominee to obtain their instructions with respect to the subscription rights.

   If you exercise the oversubscription privilege on behalf of beneficial owners of subscription rights, you will be required to certify to the subscription agent and CD&L as to the aggregate number of subscription rights that have been exercised pursuant to the basic subscription privilege, whether the basic subscription privilege of each beneficial owner of subscription rights on whose behalf you are acting has been exercised in full, and the number of shares of common stock being subscribed for under the oversubscription privilege by each beneficial owner of subscription rights on whose behalf you are acting.

   All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the subscription rights will be for the account of the holder of the subscription rights, and none of such commissions, fees or expenses will be paid by CD&L or the subscription agent.

   Your prompt action is requested. To exercise subscription rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures), with payment of the subscription price in full for each share of common stock subscribed for under the basic subscription privilege and oversubscription privilege, to the subscription agent, as indicated in the prospectus. The subscription agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the subscription price in full prior to the expiration time.

   A HOLDER OF SUBSCRIPTION RIGHTS CANNOT REVOKE AN EXERCISE OF SUBSCRIPTION RIGHTS AFTER IT HAS SENT IN ITS SUBSCRIPTION FORMS AND PAYMENT. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME WILL EXPIRE.

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       Additional copies of the enclosed materials may be obtained from:

                               Russell J. Reardon
                   Vice President and Chief Financial Officer
                                   CD&L, Inc.
                                80 Wesley Street
                       South Hackensack, New Jersey 07606
                              Phone: 201-487-7740

                               Very truly yours,

                                   CD&L, INC.

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   NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
ANY PERSON AS AN AGENT OF CD&L, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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